EXHIBIT 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the following Registration Statements:

(1)	Registration Statement (Form S-3 No. 333-195224) of Radio One, Inc., and
(2)	Registration Statement (Form S-8 No. 333-164354) pertaining to the Radio One, Inc. 2009 Stock Option and Restricted Stock Plan;

of our reports dated March 14, 2016, with respect to the consolidated financial statements and schedule of Radio One, Inc. and subsidiaries and the effectiveness of internal control over financial reporting of Radio One, Inc. and subsidiaries included in this Annual Report (Form 10-K) of Radio One, Inc. for the year ended December 31, 2015.

/s/ Ernst & Young LLP

McLean, Virginia

March 14, 2016